                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

          NATIONAL SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           FRIDAY, SEPTEMBER 22, 2000
                                   10:00 A.M.
                      VERSAILLES BALLROOM, ST. REGIS HOTEL
                               2 EAST 55TH STREET
                               NEW YORK, NEW YORK


To the owners of common stock of National Semiconductor Corporation:


    The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation (the "Company"), will be held on Friday, September 22, 2000, at 10:00 a.m. New York time in the Versailles Ballroom of the St. Regis Hotel, 2 East 55th Street, New York, New York:


    1.To elect a Board of six Directors;

    2.To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock from 300,000,000 to 850,000,000;

    3.To approve the Executive Officer Stock Option Plan; and

    4.To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

    The record date for the meeting is the close of business on August 4, 2000 and only the holders of common stock of the Company on that date will be entitled to vote at the meeting or at any adjournment of the meeting.

                                          By order of the Board of Directors

                                          /s/ JOHN M. CLARK III

                                          JOHN M. CLARK III
                                          SECRETARY


August 18, 2000


                      PLEASE RETURN YOUR SIGNED PROXY CARD

PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

[LOGO]

                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2000

                              GENERAL INFORMATION


    This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation (the "Company") in connection with the solicitation of your proxy to be used at the annual meeting of stockholders on September 22, 2000, or at any adjournment of the meeting. The annual report, including the audited financial statements of the Company for the fiscal year ended May 28, 2000, has been mailed to you with or shortly before this proxy statement. Read it carefully in conjunction with this proxy statement before voting on any proposals because it contains details of the Company's operations and other relevant information. This proxy statement and proxy card will first be sent to stockholders on approximately August 18, 2000.


PROXY VOTING PROCEDURES


    Proxies which are properly completed, signed and returned, or voted by telephone or internet, and not later revoked, will be voted in accordance with your instructions. If you do not specify your instructions, your shares will be voted in favor of the proposals. If any other matters of which the Company was not notified by July 11, 2000 are raised at the meeting, management will use its best judgment to vote your proxy. At the time this proxy statement was printed, management was not aware of any other matters to be voted upon. You may revoke your proxy at any time before its exercise by (1) sending a letter of revocation to the Secretary of the Company, (2) completing, signing and returning another proxy card with a later date, (3) voting by telephone or internet at a later date, or (4) attending and voting at the annual meeting.


    The Company will pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Copies of the solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. Directors, officers or employees of the Company may solicit proxies in person, by telephone, by fax or electronically. The Company has paid Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586 a fee of approximately $7,000, plus expenses, to help solicit proxies from brokers and nominees. The Company has paid Boston EquiServe L.P., P.O. Box 1628, Boston, Massachusetts 02105-9903 a fee of $2,750, plus expenses, to help count proxies.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

1.  ELECTION OF DIRECTORS

    It is recommended that stockholders re-elect six of the seven directors who presently serve on the Board of Directors. Company policy requires outside directors to retire from the Board upon reaching the age of 70. As a result of this, Donald E. Weeden will not seek re-election to the Board. Directors elected at the meeting are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Management does not expect any nominee to be unable or unwilling to serve as a director.

    The following table shows basic information about each nominee:


                                                                                                 DIRECTOR
NAME                                  AGE*       PRINCIPAL OCCUPATION DURING LAST FIVE YEARS      SINCE
----                                --------   ------------------------------------------------  --------
Brian L. Halla....................     53      Chairman of the Board, President and Chief          1996
                                               Executive Officer of the Company.
                                               Mr. Halla joined the Company in May 1996. Prior
                                               to joining the Company, he was Executive Vice
                                               President of LSI Logic Products at LSI Logic
                                               Corporation and had also held positions at LSI
                                               Logic Corporation as Senior Vice President and
                                               General Manager, Microprocessor/DSP Products
                                               Group and Vice President and General Manager,
                                               Microprocessor Products Group. Mr. Halla was a
                                               director of Fairchild Semiconductor Corporation
                                               International, Inc. until October 1999.

Gary P. Arnold....................     59      Retired.                                            1989
                                               Mr. Arnold was Chairman, President and Chief
                                               Executive Officer of Analogy, Inc. from January
                                               1993 (appointed Chairman in 1994) to March 2000.
                                               Mr. Arnold was Vice President and Chief
                                               Financial Officer of Tektronix, Inc. until
                                               October, 1992. Mr. Arnold also served as Vice
                                               President, Finance and Chief Financial Officer
                                               of the Company from 1983 to 1990. Mr. Arnold was
                                               a director of Analogy, Inc. until March 2000.

Robert J. Frankenberg.............     53      President and Chief Executive Officer of Encanto    1999
                                               Networks, Inc.
                                               Mr. Frankenberg was Chairman, President and
                                               Chief Executive Officer of Novell, Inc. until
                                               August 1996, then a management consultant with
                                               NetVentures until June 1997. Mr. Frankenberg is
                                               a director of Daw Technologies,
                                               Electroglas, Inc., Secure Computing and
                                               Scansoft, Inc.

                                                                                                 DIRECTOR
NAME                                  AGE*       PRINCIPAL OCCUPATION DURING LAST FIVE YEARS      SINCE
----                                --------   ------------------------------------------------  --------
E. Floyd Kvamme...................     62      Partner, Kleiner Perkins Caufield & Byers,          1998
                                               venture capital firm.
                                               Mr. Kvamme was a Vice President of the Company
                                               and President of its former National Advanced
                                               Systems Corporation subsidiary until his
                                               departure from the Company in December 1982.
                                               Mr. Kvamme is a director of Brio
                                               Technology, Inc., Harmonic Lightwaves, Inc.,
                                               Photon Dynamics, Inc. and Power
                                               Integrations, Inc.

Modesto A. Maidique...............     60      President, Florida International University.        1993
                                               Dr. Maidique is a director of Carnival
                                               Corporation.

Edward R. McCracken...............     56      Mr. McCracken was Chairman and Chief Executive      1995
                                               Officer of Silicon Graphics, Inc. until January
                                               1998.
                                               Mr. McCracken is currently Chairman of the Board
                                               of the PRASAD project and is a director of
                                               Tularik, Inc.

------------------------

  * Age at May 28, 2000, the last day of the Company's fiscal year.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors met five times and acted once without a meeting during fiscal year 2000 (the last full fiscal year). All nominees for director attended more than 75% of the aggregate number of meetings of the Board and committees of the Board on which they served during the year.

Audit Committee

    The Audit Committee met four times during fiscal year 2000. This committee reviews and approves the scope of the annual audit, recommends to the Board the appointment of the independent public accountants, interviews the independent public accountants for review and analysis of the Company's financial staff, systems and controls, and reviews any non-audit services of the independent public accountants. Current members of the Audit Committee are Messrs. Arnold, Kvamme and Weeden.

Stock Option and Compensation Committee

    The Stock Option and Compensation Committee met five times during fiscal year 2000. This committee is responsible for administering the Company's stock option plans, reviewing and evaluating the Company's compensation programs and plans, and establishing and administering the compensation policy and executive pay programs for the Company's executive officers, including setting compensation, base salary, bonuses and other incentive awards. This committee is also responsible for recommending to the Board amendments to the stock option plans and certain other compensation plans and, in some cases, amending such plans. Current members of the Stock Option and Compensation Committee are Messrs. Frankenberg, Maidique, McCracken and Weeden.

Director Affairs Committee

    The Director Affairs Committee met four times during fiscal year 2000. This committee makes recommendations to the Board on individuals suitable to be designated by the Board for election as directors, and reviews and makes recommendations to the Board on corporate governance policies and procedures. Current members of the Director Affairs Committee are Messrs. Arnold, Frankenberg, Kvamme and Maidique. Any stockholder who wishes to recommend an individual for the Director Affairs Committee to consider as a potential director, may write to: Brian L. Halla, Chairman, President and CEO, National Semiconductor Corporation, 1090 Kifer Road, M/S 16-100, Sunnyvale, California 94086-3737.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the current members of the Stock Option and Compensation Committee are Messrs. Frankenberg, Maidique, McCracken and Weeden. During fiscal year 2000, no Stock Option and Compensation Committee member was an officer or employee of the Company or its subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure. No executive officer of the Company served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company is a member of the Company's Board of Directors or Stock Option and Compensation Committee. The members of the Stock Option and Compensation Committee thus do not have any compensation committee interlocks or insider participation, and there are no other interlocks or insider participation to report.

DIRECTOR COMPENSATION

    In fiscal year 2000, each director who was not employed by the Company was paid an annual fee of $25,000, plus fees of $1,500 for each Board or committee meeting attended. The chairman of each committee received an additional annual fee of $5,000. Each director was also reimbursed for expenses incurred in connection with these meetings.

    Under the Director Stock Plan, non-employee directors receive 1,000 shares of the Company's common stock upon being appointed to the Board and also on their re-election by stockholders. Non-employee directors may also choose to take their fees for Board membership and committee chairmanship in common stock. During fiscal 2000, a total of 8,666 shares of Company common stock was issued under the Director Stock Plan. Under the Director Stock Option Plan, non-employee directors are granted an option for 10,000 shares upon initial appointment to the Board and at each election by stockholders. During fiscal 2000, a total of 60,000 options was granted to non-employee directors at a price of $31.875.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons owning over 10% of the Company's common stock, to file reports of ownership and changes in ownership of the Company's stock with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company. Based upon a review of the copies of those reports provided to the Company, and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) for its executive officers, directors and those owning over 10% of the common stock, for fiscal year ended

May 28, 2000, were complied with, with the exception of a late filing by Dr. Maidique, a director of the Company, of a Form 4 reporting the disposition of common stock of the Company, and a late filing by Mr. Chew, an executive officer of the Company, on a Form 5 of an option grant of common stock of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL TO ELECT THE NOMINEES NAMED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON THE PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, A NOMINEE FOR DIRECTOR MUST BE APPROVED BY AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the number of shares of the Company's common stock (its only class of equity securities outstanding) beneficially owned as of June 25, 2000 by each director and nominee, by the individuals named in the Summary Compensation Table, and by all directors and executive officers as a group:

COMMON STOCK

                                                          AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP     CLASS
------------------------                                  --------------------   ----------
Brian L. Halla..........................................        1,257,074(1)        *
Gary P. Arnold..........................................           31,000(2)        *
Robert J. Frankenberg...................................           22,000(3)        *
E. Floyd Kvamme.........................................           84,134(4)        *
Modesto A. Maidique.....................................           11,000(5)        *
Edward R. McCracken.....................................           51,814(6)        *
Donald E. Weeden........................................           40,676(7)        *
Kamal K. Aggarwal.......................................          214,552(8)        *
Jean-Louis Bories.......................................          203,681(9)        *
Patrick J. Brockett.....................................          101,414(10)       *
Donald Macleod..........................................          383,243(11)       *
All directors and executive officers as a group.........        2,964,200(12)       1.67%

------------------------

   * Less than 1 percent

 (1) Includes 232 shares owned by a trust of which Mr. Halla is a beneficiary and 1,162,500 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

 (2) Includes 20,000 shares which Mr. Arnold has the right to acquire within 60 days through the exercise of stock options.

 (3) Includes 20,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.


 (4) Includes 25,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options.


 (5) Includes 10,000 shares which Dr. Maidique has the right to acquire within 60 days through the exercise of stock options.

 (6) Includes 25,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

 (7) Includes 5,000 shares held by a trust of which Mr. Weeden is a beneficiary and 25,000 shares which Mr. Weeden has the right to acquire within 60 days through the exercise of stock options. Mr. Weeden is retiring from the Board in September 2000.

 (8) Includes 151 shares held by a trust of which Mr. Aggarwal is a beneficiary and 201,250 shares which Mr. Aggarwal has the right to acquire within 60 days through the exercise of stock options.

 (9) Includes 90 shares owned by a trust of which Mr. Bories is a beneficiary and 200,000 shares which Mr. Bories has the right to acquire within 60 days through the exercise of stock options.

 (10) Includes 414 shares owned by a trust of which Mr. Brockett is a beneficiary and 100,000 shares which Mr. Brockett has the right to acquire within 60 days through the exercise of stock options.

 (11) Includes 1044 shares owned by a trust of which Mr. Macleod is a beneficiary and 356,550 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

 (12) Includes 434 shares owned by spouses, 11,669 shares owned by trusts of which the officer and/or director is a beneficiary and 2,659,800 shares which can be acquired within 60 days through the exercise of stock options.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows certain information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 2000 (collectively hereinafter referred to as the named executive officers) for the last three fiscal years ended May 31, 1998, May 30, 1999 and May 28, 2000:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                ------------------
                                                                                      AWARDS
                                                  ANNUAL COMPENSATION           ------------------
                                          -----------------------------------       SECURITIES        ALL OTHER
                NAME AND                              SALARY        BONUS       UNDERLYING OPTIONS   COMPENSATION
           PRINCIPAL POSITION               YEAR        $          ($)(2)             (#)(3)            ($)(4)
----------------------------------------  --------   --------   -------------   ------------------   ------------
Brian L. Halla..........................    2000     $769,812   $1,600,000            500,000           $51,999
  Chairman, President and CEO               1999      753,257      300,000            500,000            19,083
                                            1998      698,880      175,000            250,000            15,735

Kamal K. Aggarwal.......................    2000      391,370      530,000            200,000            26,424
  Executive Vice President, Central         1999      370,241      123,500            300,000            10,758
  Technology and Manufacturing Group        1998      316,158      104,000             75,000             7,607

Jean-Louis Bories.......................    2000      391,370      490,000            150,000            26,337
  Executive Vice President and General      1999      348,165      135,850            350,000             8,054
  Manager, Information Appliance            1998      175,268      257,600(6)         125,000             3,672
   Group(5)

Patrick J. Brockett.....................    2000      374,308      600,000            200,000            35,804
  Executive Vice President and              1999      356,069      117,000            250,000            18,603
  General Manager, Analog Group             1998      340,615       87,300             50,000            16,351

Donald Macleod..........................    2000      391,372      530,000            200,000            35,642
  Executive Vice President, Finance         1999      373,996      123,500            250,000            18,583
  and Chief Financial Officer               1998      341,149      112,100             75,000            16,309

------------------------

(1) If an item is omitted, the answer is none.

(2) Bonuses paid under the Company's Executive Officer Incentive Plan, except as noted.

(3) Options granted under the Stock Option Plan. Excludes options and purchase rights granted under the Employees Stock Purchase Plan.

(4) Consists of the following:

    (a) contributions and allocations to the Company's defined contribution retirement plans:


                        MR. HALLA    MR. AGGARWAL    MR. BORIES    MR. BROCKETT    MR. MACLEOD
                        ----------   -------------   -----------   -------------   ------------
2000..................    $46,697       $25,015        $23,518        $25,608        $26,395
1999..................     18,275        10,345          7,678         12,060         12,011
1998..................     14,986         7,263          3,451         10,397         10,328


    (b) value of life insurance premiums paid by the Company for term life insurance:

                        MR. HALLA    MR. AGGARWAL    MR. BORIES    MR. BROCKETT    MR. MACLEOD
                        ----------   -------------   -----------   -------------   ------------
2000..................    $2,764        $1,408         $1,408          $7,164         $7,196
1999..................       808           413            376           6,543         $6,572
1998..................       749           344            221           5,954          5,981

(5) Mr. Bories joined the Company in October 1997 during the 1998 fiscal year.

(6) Includes amounts paid as sign-on bonus.

STOCK OPTIONS

    The following table shows information concerning the grant of stock options in fiscal 2000 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                      SHARES
                                    UNDERLYING     % OF TOTAL
                                     OPTIONS     OPTIONS GRANTED   EXERCISE OR                 GRANT DATE
                                     GRANTED     TO EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                  (#)(1)     FISCAL YEAR(2)     ($/SH)(3)       DATE         ($)(4)
----                                ----------   ---------------   -----------   ----------   -------------
Brian Halla.......................    100,000        1.0649          $23.000       6-23-09     $ 1,442,000
                                      400,000        4.2598           59.875       4-19-10      23,950,000
Kamal K. Aggarwal.................    200,000        2.1299           59.875       4-19-10       7,508,325
Jean-Louis Bories.................    150,000        1.5974           59.875       4-19-10       5,631,244
Patrick J. Brockett...............    200,000        2.1299           59.875       4-19-10       7,508,325
Donald Macleod....................    200,000        2.1299           59.875       4-19-10       7,508,325

------------------------

(1) Options granted under the Stock Option Plan during fiscal 2000. Options are granted at fair market value at the date of grant, and are exercisable while the optionee is employed with the Company and for three months after termination of employment (five years in the case of retirement). The vesting period is measured from the grant date, and options vest annually in four equal installments with the first installment vesting on the anniversary of the grant date. Each option has a maximum term of ten years and one day, subject to earlier termination if the optionee's employment with the Company terminates.

(2) A total of 9,389,911 options were granted to employees, including executive officers, during fiscal 2000.

(3) The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and stock. The Stock Option and Compensation Committee permits payment of all or part of required withholding taxes due upon exercise of the option, by withholding of shares, valued at the fair market value of the Company's common stock on the date of exercise, otherwise issuable upon exercise of the option.

(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk free rate of return of 5%, no dividend yield, time of exercise of ten years, discount for vesting restrictions of 3% per year, and annualized volatility of 50.7% (based on historical stock prices for five years preceding the grant date).

OPTION EXERCISES

    The following table shows information concerning the named executive officers' exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING
                                                               UNEXERCISED        VALUE OF UNEXERCISED
                                                               OPTIONS AT         IN-THE-MONEY OPTIONS
                                                               FY-END (#)           AT FY-END ($)(3)
                                SHARES          VALUE      -------------------   ----------------------
                               ACQUIRED        REALIZED       EXERCISABLE/            EXERCISABLE/
NAME                        ON EXERCISE (#)     ($)(2)        UNEXERCISABLE          UNEXERCISABLE
----                        ---------------   ----------   -------------------   ----------------------
Brian L. Halla............      250,000       $7,962,500   1,000,000/1,000,000   $31,153,125/18,265,625
Kamal K. Aggarwal.........       35,000        1,076,250      152,500/ 487,500     4,568,125/ 9,506,250
Jean-Louis Bories.........            0                0      150,000/ 475,000     4,076,600/10,315,675
Patrick J. Brockett.......      184,000        9,158,375       25,000/ 437,500       903,125/ 8,017,188
Donald Macleod............            0                0      275,300/ 450,000     9,215,725/ 8,235,938

------------------------

(1) Excludes any shares that can be acquired under the Company's Employees Stock Purchase Plan.

(2) Market value of the underlying shares based on the opening price of the Company's common stock on the date of exercise less the exercise price.

(3) Represents the difference between $48.875, the market price of the Company's common stock at fiscal year end, and the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL
  AGREEMENTS

    During fiscal 1998, the Company entered into change of control employment agreements with each member of the Company's executive staff, including the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change of control of the Company. If, during the three year period, the officer's employment is terminated for reasons other than cause, death or disability or the officer terminates employment for good reason, (cause, disability and good reason all as defined in the agreement), the officer is to receive a lump sum cash payment consisting of (i) the officer's base salary through the date of termination;
(ii) a proportionate bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year (the "Highest Annual Bonus"); (iii) the product of 2.99 times the sum of the officer's base salary and the "Highest Annual Bonus"; and (iv) any unpaid deferred compensation and vacation pay. In addition, the officer is entitled to continued health and welfare benefits for three years and to receive certain lump sum payments under the Company's pension and retirement plans then in effect. Subject to certain limitations, the officer is also entitled to receive a gross-up amount to compensate the officer for any Internal Revenue Code golden parachute excise taxes.

    In instances where employment of executive officers is terminated other than in change of control situations, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Executive officers whose employment is terminated by the Company by reason of a reduction-in-force have received under Company practice salary and benefits for six months to one year after the date of termination. In addition, the Company has a program to provide medical and dental coverage for certain retired directors and certain other retired officers at the vice president or higher level appointed by the Board, with the amounts paid by the Company for coverage treated as income to the recipient.

    The Board had adopted a retirement policy for members of the Board of Directors providing for the payment of the annual director's fee (currently $25,000 per year) for a period of one half of the number of years the director served on the Board, with such payments limited to a maximum of twelve years. The retirement policy was terminated in fiscal 1998 for all current directors who had served for less than six years and all future directors. The Company also has entered into a ten year consulting agreement with Peter J. Sprague, who retired from the Board of Directors and his position as Chairman of the Board in 1995 after thirty years of service, providing for the payment of $250,000 per year.

               STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Stock Option and Compensation Committee of the Board of Directors has provided the following report on executive compensation:

COMPENSATION PHILOSOPHY

    The philosophy of the Company's compensation programs is to enhance the Company's performance and stockholder value by aligning the financial interests of the Company's senior managers with those of its stockholders, while keeping the overall compensation package competitive. The compensation package for officers includes a number of components. The package is designed to align individual compensation with the short-term and long-term performance of the Company and is based on the following principles:

    - Pay for achievement of business and strategic objectives, measured on the Company's financial and operating performance and individual strategic, management and development goals.

    - Pay competitively, with compensation set at levels that will attract and retain key employees. The Company regularly reviews compensation surveys of companies in the electronics industry and sets compensation levels based on the results of these reviews.

    - Align compensation with expectations of stockholders through equity.

    The compensation package for each of the officers identified in the proxy statement as well as other officers who are members of the Company's executive staff consists of four elements: (1) base salary, (2) performance-based bonus,
(3) stock options, and (4) various other benefits. More specific information on each of these elements follows:

BASE SALARY

    The committee aims to set base salaries at levels that are competitive (what is perceived to be the middle of the range) with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including those companies making up the semiconductor manufacturers in the peer group line of the stock performance graph (see Company Stock Price Performance section, below). The committee believes that this is necessary to attract and retain the executive talent required to lead the Company, since the Company competes with a large number of companies in the electronics industry, including semiconductor manufacturers, for executive talent. This is particularly true given the competitive environment for executive talent in Silicon Valley, where Company headquarters are located. Salaries are reviewed annually and in connection with promotions. Industry, peer group and national survey results are considered in making salary determinations to align the Company's pay practices with other companies in the electronics industry and the technology environment. In addition to survey results, individual job performance is also considered in setting salaries.
Mr. Halla reviews members of the executive staff on an annual basis at the same time all other employees are reviewed and makes recommendations to the committee on salary, including salary increases, based on his judgment of the individual's performance. The committee reviews independently these recommendations and approves, with any modifications it considers appropriate, the annual salary and salary increases.

ANNUAL INCENTIVE COMPENSATION

    The Company maintains an incentive program that provides an opportunity for officers and key employees to earn an incentive based upon the performance of both the Company and the individual. Incentives for executive officers are awarded under the Executive Officer Incentive Plan. The incentive potential is stated as a percentage of the officer's base salary and varies by position. Financial and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in the plan. Actual incentives are calculated at the end of the fiscal year based on goal performance. The financial goals set for the 2000 fiscal year were based on profit before tax and earnings per share. All executive staff had the same financial goals. Other goals and weightings for each participant varied, depending on the participant's position and areas of responsibility. For example, business group managers were given goals relating to the reduction of time in introducing new products, new product revenue growth and design wins, and manufacturing managers were given goals relating to quality, cycle time and fabrication plant transfers. At the end of the fiscal year, the committee reviewed the performance of each officer against the goals, and determined the total performance score for each officer. The committee made certain discretionary increases in rating performance on individual goals for certain executive officers. The committee considered the adjustments to be appropriate in view of the Company's exceptional fiscal year 2000 results and the significant increase in profitability on a year to year basis, and considered this to be a suitable way to recognize and reward the outstanding contributions of the executive staff members to the Company's financial success. The incentive awards for fiscal 2000 appear as "Bonus" in the Summary Compensation Table.

STOCK OPTIONS

    The committee believes that stock options directly link the amounts earned by executive officers with the amount of appreciation realized by the Company's stockholders. Stock options also serve as a critical retention incentive. Stock options have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries. The Company's option programs are structured to encourage key employees to continue in the employ of the Company and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option award, the committee considers the individual's past performance and potential, the position held by the individual and the individual's annual base salary compensation.

    The committee considers and makes option grants to officers and all other employees once a year. Options may also be granted at other times during the year in connection with promotions or for new hires. Option grants to executive staff members have been made under the Stock Option Plan at the fair market price on date of grant and expire up to ten years and one day after the date of the grant. Vesting on most options occurs ratably over a four year period, which is designed to encourage retention. Assuming stockholders approve the Executive Officer Stock Option Plan, future option grants to executive officers will be made under this plan.

OTHER BENEFITS

    Executive staff members participate in the employee stock purchase plan on terms consistent with other participants, and various medical, dental, life, disability and benefit programs that are generally made available to all salaried employees. The officers are also eligible to receive reimbursement for certain financial counseling expenses and certain officers receive individually owned life insurance policies (for which the officer pays a portion of the cost). Company officers also have the opportunity to participate in the Retirement and Savings Program, which has profit sharing and 401(k) components and excess benefit programs entitling them to receive larger allocations and make larger contributions under the program than are otherwise permitted by the Internal Revenue Code.

CEO COMPENSATION

    Brian L. Halla has served as Chairman, President and CEO of the Company since May 1996. The committee adheres to the same general compensation principles described above to determine Mr. Halla's compensation. Mr. Halla's base salary was set at $750,000 for fiscal 1999, and for fiscal 2000, his base salary was increased by just under 7% to $800,000. The salary adjustment reflected the committee's assessment of Mr. Halla's performance and the results of competitive compensation surveys for persons with comparable experience in positions at semiconductor and electronics companies. For purposes of this review, the committee considers the same surveys as are used for all executive staff members as described above.

    For fiscal 2000, Mr. Halla's target incentive percentage was 100% of his base salary, and his individual strategic and management goals were a composite of all goals set for the executive staff, including among other things, new product revenues, design wins, reduction in cycle time, profitability and staff retention. Mr. Halla was awarded an incentive for fiscal 2000 which was paid at approximately 200% of his base salary. This is shown in the Summary Compensation Table. In determining Mr. Halla's incentive award, the committee made certain discretionary increases to Mr. Halla's performance score to recognize and reward him for his contributions to the Company's significantly improved financial performance.

    Mr. Halla was granted stock options to purchase 100,000 shares in June 1999 and 400,000 shares in April 2000. The April grant was made at the time of the annual grants for all other employees. The committee considered the same factors as described above for all officers when determining the size of any option award for Mr. Halla.

LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION FOR FEDERAL INCOME TAX
  PURPOSES

    The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation table. Certain performance-based compensation is specifically exempt from the deduction limit. The Company's policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. However, the committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company's success. Consequently, the committee recognizes that the loss of a tax deduction may be necessary in some circumstances, and specifically recognizes that for fiscal year 2000 certain portions of Mr. Halla's incentive may not be deductible. The Company's incentive and stock option plans are nevertheless designed to qualify as performance-based plans within the meaning of the Internal Revenue Code so as to preserve deductibility by the Company of compensation paid under them.

                         Edward R. McCracken--Chairman

    Robert J. Frankenberg        Modesto A. Maidique        Donald E. Weeden

2.  AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

    The Board of Directors has authorized an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.50 per share, from 300,000,000 to 850,000,000. The stockholders are being asked to approve this proposed amendment.


    The Company is presently authorized to issue 300,000,000 shares of common stock, $.50 par value per share. As of August 4, 2000, the Company's total outstanding shares of common stock plus shares reserved for issuance under various stock plans totalled approximately 255,488,798 (including 6,000,000 shares reserved under the Executive Officer Stock Option Plan to be approved by stockholders).


    At a meeting held on June 22, 2000, the Board adopted resolutions to amend, subject to stockholder approval, the fourth Article of the Company's Certificate of Incorporation to authorize an additional 550,000,000 shares of common stock, par value $.50 per share. Other than increasing the authorized shares of common stock, the amendment in no way changes the Company's Certificate of Incorporation.

    The Board believes that the proposed increase is desirable so that, as the need may arise or to take advantage of favorable market conditions, the Company will have the flexibility to issue shares of common stock without additional expense or delay. This could be done, for example, to permit a future stock split, and in connection with future financial and capital requirements, such as expanding the Company's business through investments or acquisitions, equity financings, for use in management incentive or employee benefit plans, and for other general corporate purposes. The Board has not yet taken any action, and currently has no specific plans, to use the additional authorized shares for any such purposes.

    The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing stockholders. The holders of common stock have no preemptive rights.


    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. IN ORDER TO BE APPROVED, AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES IS NEEDED.


3.  TO APPROVE THE EXECUTIVE OFFICER STOCK OPTION PLAN


    The Company's Board of Directors, subject to stockholder approval, has adopted the Executive Officer Stock Option Plan which provides for grants of stock options to executive officers. For several years, the Company has provided stock options as an incentive to its executives and key employees to promote the growth and profitability of the Company. Executive officers have previously been awarded stock options under the Company's Stock Option Plan. There are currently 1,760,269 shares available under the Stock Option Plan and additional shares will be needed in the future to continue the grants to executive officers that are considered necessary by the Company and the Stock Option and Compensation Committee. The Company views stock options as a major means to attract and retain highly qualified executives upon whose judgment, skill and initiative the Company's success is largely dependent. This plan is intended to align the interests of executive officers of the Company with the interests of the stockholders and to provide incentives for the officers to exert maximum efforts for the success of the Company, by giving them the opportunity to continue to acquire a proprietary interest in the corporation and to participate in its success.


    The full text of the plan is attached as Exhibit A. The principal features of the plan are outlined below.

DESCRIPTION OF THE PLAN


    The plan authorizes the grant to executive officers of the Company of options to purchase up to 6,000,000 shares of the Company's $.50 par value common stock. The plan will be administered by the Stock Option and Compensation Committee of the Board of Directors, which is appointed by a majority of the whole Board. No one who is on the committee can be granted options under the plan. The committee construes and interprets the terms and provisions of the plan, and has power to determine to whom grants are made, whether they are transferable, the time of exercise within the option term, and the size of the option grant. No officer may be granted more than 1,000,000 options during any one fiscal year. Options are granted only to executive officers of the Company and the purchase price under each option granted cannot be less than 100% of the fair market value of the common stock on the date of grant. The market value of the Company's common stock at the close of business on August 4, 2000 was $33.9375.


    Options granted under the plan are non-qualified or non-statutory stock options and not incentive stock options as defined in the Internal Revenue Code of 1986, as amended. The shares issued upon the exercise of options granted may be previously unissued shares, reacquired shares or shares bought on the market. The purchase price for all shares purchased pursuant to options exercised must be either paid in full in cash, or paid in full in common stock of the Company valued at fair market value on the date of exercise or a combination of cash and common stock.

    The term of each option is ten years and one day and an option may not be exercised unless the executive officer has been continuously employed by the Company for six months following the option grant date. The only exception to this would be if there is a change in control (as defined by the plan) of the Company; in this instance, options would become exercisable even if the six month vesting requirement has not been met.

    Each option granted under the plan is evidenced by a stock option agreement between the Company and the executive officer. In the event of any change in the shares of the Company through the declaration of a stock dividend or a stock split-up or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the number of shares available for grant of options, as well as the shares subject to any outstanding option and its exercise price, will be appropriately adjusted.

    Under the plan, an executive officer or his transferee may, upon termination of the executive officer's employment for any reason other than retirement, permanent disability, or death, exercise an option at any time within three months after termination to the extent he was entitled to exercise the option at the date of termination, but not after expiration of the option term. If the executive officer dies during the three months following termination, the person to whom his rights have passed may exercise the option at any time within a period of one year after his death to the extent that the executive officer was entitled to exercise the option at date of death, but not after expiration of the option term. In the event of termination of employment by retirement, permanent disability or death, the option may be exercised by the executive officer's transferee, or person to whom his rights have passed, in accordance with its terms at any time within five years after the termination, but not after expiration of the option term. If the executive officer's employment is terminated and he is then rehired within ninety days, the committee may reinstate any portion of the option previously granted but not exercised.

    The Board may amend, modify or terminate the plan for the purpose of meeting or addressing any changes in legal requirements or any other purpose permitted by law. Stockholder approval will be sought for plan amendments if it is determined to be required or advisable under Securities and Exchange Commission regulations, applicable stock exchange rules, or other applicable laws or regulations.

TAX CONSEQUENCES OF THE PLAN

    Options granted under the plan are non-qualified stock options and are not incentive stock options within the meaning of Section 444 of the Internal Revenue Code.

    An executive officer will not be considered to have received any compensation for federal income tax purposes upon the grant of a non-qualified stock option but will realize taxable ordinary income at the time of exercise in the amount of the excess, if any, of the fair market value of the common stock on the date of exercise over the exercise price. The basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares, plus any ordinary income recognized as a result of the exercise of such option. If the executive officer holds such shares for the long term capital gain holding period following the date taxable income is realized as a result of the exercise of the option, any gain realized upon disposition will be taxed to him as long-term capital gain. If an executive officer exercises a non-qualified stock option and makes payment with shares of the Company's common stock, he will not recognize gain or loss for the number of shares equally exchanged at the time of exercise. However, the additional shares transferred to the executive officer will cause him to realize, at the time of exercise, taxable ordinary income in an amount equal to the fair market value of the additional shares transferred to him less any cash paid by him. The Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the executive officer upon the exercise of the option. Under the Internal Revenue Code as it exists today, the maximum tax rate that would apply upon a subsequent sale by the executive officer of the stock held for the required long term capital gain holding period is 20%.

SUMMARY OF BENEFITS UNDER THE PLAN

    The plan is only available to executive officers of the Company. The Company cannot predict the size of future stock option grants to executive officers. However, if this plan had been in effect during fiscal 2000, the executive officers would have received the same number of options as they did in fact receive in fiscal 2000. The only difference is that the grants would have been made under this plan instead of under the existing Stock Option Plan.

                                                              NUMBER OF
                                                               OPTIONS
                                                              ---------
Brian L. Halla..............................................    500,000
Kamal K. Aggarwal...........................................    200,000
Jean-Louis Bories...........................................    150,000
Patrick J. Brockett.........................................    200,000
Donald Macleod..............................................    200,000
All executive officers as a group...........................  1,740,000
All other employees, including current officers who are not
  executive officers........................................          0

    Current directors who are not executive officers, nominees for election as a director, associates of directors, executive officers or nominees, and any other person who is not an executive officer of the Company, are not eligible to participate under this plan.


    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL TO APPROVE THE EXECUTIVE STOCK OPTION PLAN. IN ORDER TO BE APPROVED, AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NEEDED.

                        COMPANY STOCK PRICE PERFORMANCE

    The following graph compares a $100 investment in the Company's stock at the beginning of a five year period, with a similar investment in the Standard & Poor's 500 Stock Index and Standard & Poor's Electronics (Semiconductors) Industry Index. It shows cumulative total returns over the five year period, assuming reinvestment of dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NSC, S&P 500 INDEX AND S&P ELECTRONICS (SEMICONDUCTORS) INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      NATIONAL SEMICONDUCTOR CORP.  ELECTRONICS (SEMICNDCTR) - 500  S&P 500 INDEX
1995                       $100.00                         $100.00        $100.00
1996                        $65.00                          $95.98        $128.44
1997                       $112.50                         $179.64        $166.22
1998                        $65.00                         $162.27        $217.22
1999                        $77.50                         $257.17        $262.89
2000                       $215.00                         $626.11        $290.44

------------------------

  * Assumes $100 invested on 5/27/95 in stock or index, including reinvestment of dividends.

    Notwithstanding anything to the contrary stated in anything the Company has previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the preceding Stock Option and Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance graph shall not be incorporated by reference into such filings; nor shall the report or graph be incorporated by reference into future filings.

                  OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING


    The Company's common stock is its only class of voting capital stock, and is traded on the New York Stock Exchange and the Pacific Stock Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 4, 2000. At the close of business on that date, the Company had issued and outstanding 178,471,982 shares of common stock. $.50 par value, and the closing price of the Company's common stock as reported in The Wall Street Journal's New York Stock Exchange composite transactions was $33.9375.

    The following table shows the beneficial ownership of more than 5% of the Company's outstanding common stock as of June 25, 2000:


                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNERSHIP       CLASS
------------------------------------                          ------------   ----------
FMR Corp....................................................  23,770,039(1)    13.858
82 Devonshire Street
Boston, MA 02109

OppenheimerFunds Inc........................................  10,906,500(2)      6.36
Two World Trade Center, 34th Floor
New York, NY 10048


------------------------

(1) Includes 834,249 shares of which FMR Corp. has sole voting power and 23,770,039 shares of which FMR Corp. has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated
    February 14, 2000, filed jointly by FMR Corp. on behalf of: itself; its wholly owned subsidiary Fidelity Management & Research Company; Fidelity Growth Company Fund, an investment company owned by Fidelity Management and Research Company; Edward C. Johnson 3rd, director and owner of 12.0% of the aggregate outstanding voting stock of FMR Corp.; and Abigail Johnson, director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp.


(2) Includes 10,906,500 shares of which OppenheimerFunds Inc. has shared dispositive power. The information concerning shares owned is from a
    Schedule 13-G dated February 11, 2000, filed by OppenheimerFunds Inc. OppenheimerFunds Inc. has disclaimed beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.


    The holders of a majority of the issued and outstanding shares of the common stock of the Company have to be present, in person or by proxy, to constitute a quorum at the 2000 Annual Meeting of Stockholders. Each holder of common stock is entitled to one vote for each share held. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all nominees. Proxies which withhold authority to vote as to specific directors shall be voted for those directors not so specified. If no vote is marked with respect to any matter, the shares will be voted in accordance with the Board of Directors' recommendations. Abstentions and broker non-votes are included in the determination of a quorum but neither abstentions nor broker non-votes are counted in determining the number of shares voted on proposals presented to stockholders.

                              INDEPENDENT AUDITORS

    The Board has selected the accounting firm of KPMG LLP to continue to serve as the Company's independent auditors for the fiscal year ending May 27, 2001. Management has not presented the selection of auditors to the stockholders for approval. A representative of KPMG is expected to attend the meeting, and will be available to answer stockholders' questions or make a statement if he or she wishes to do so.

    In fiscal 2000, KPMG's audit services included examining the Company's consolidated financial statements for the year ended May 28, 2000, reviewing various Securities and Exchange Commission filings and conducting statutory audits of certain foreign subsidiaries.

    The Audit Committee approved in advance KPMG's audit services. Other specific services were approved by officers of the Company after it was determined that such services would not affect KPMG's independence as auditors of the Company's financial statements based upon guidelines previously approved by the Audit Committee.

                             STOCKHOLDER PROPOSALS

    In order to be included in next year's proxy statement and proxy card to be used in connection with the Company's 2001 Annual Meeting of Stockholders, stockholder proposals must be received in writing by the Company no earlier than April 25, 2001 and no later than May 25, 2001. Any proposal received after May 25, 2001 will be considered untimely. The proposals must also comply with applicable law and regulations. If stockholders intending to present proposals at the 2001 Annual Meeting fail to notify the Company by that date, management will use its discretion to vote management proxies.

                                 ANNUAL REPORT

    The Annual Report for the fiscal year ended May 28, 2000, has been mailed to you with or shortly before this proxy statement. You should read this report carefully for financial and other information about the activities of the Company. However, unless pages are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

                                   FORM 10-K

    IF REQUESTED IN WRITING, THE COMPANY WILL PROVIDE FREE OF CHARGE TO ANY PERSON WHO RECEIVES THIS PROXY STATEMENT A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUDING EXHIBITS). PLEASE SEND YOUR WRITTEN REQUEST TO: INVESTOR RELATIONS, MAIL STOP 10-397, NATIONAL SEMICONDUCTOR CORPORATION, 2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090, SANTA CLARA, CALIFORNIA 95052-8090.

                           INCORPORATION BY REFERENCE

    As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for fiscal year ended May 28, 2000 is incorporated by reference.

                           KEEP YOUR ADDRESS CURRENT


    It is important that you keep the Company's transfer agent, Boston EquiServe L.P. informed of your current address. The escheat laws are being increasingly enforced, and this has forced the Company to turn over to a number of states shares belonging to stockholders for whom mailings have been returned as undeliverable. This occurs even if the Company does not have physical possession of your stock certificate. Boston EquiServe L.P.'s address is P.O. Box 644, Boston, Massachusetts 02102.

                                 OTHER MATTERS


    Management does not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the people named in the proxy card will use their best judgment to vote.


    Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

                                          /s/ JOHN M. CLARK III

                                          JOHN M. CLARK III


August 18, 2000

                                                                       EXHIBIT A

                       NATIONAL SEMICONDUCTOR CORPORATION
                      EXECUTIVE OFFICER STOCK OPTION PLAN

1.  TITLE OF PLAN

    The title of this Plan is the National Semiconductor Corporation Executive Officer Stock Option Plan, hereinafter referred to as the "Plan".

2.  PURPOSE

    The Plan is intended to align the interests of executive officers of National Semiconductor Corporation (hereinafter called the "Corporation") and its subsidiaries (as hereinafter defined) with the interests of the stockholders of the Corporation and to provide incentives for such executive officers to exert maximum efforts for the success of the Corporation. By extending to executive officers the opportunity to acquire proprietary interests in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its stockholders by making it possible for the Corporation to attract and retain the best available executive talent and by rewarding them for their part in increasing the value of the Corporation's shares. It is further intended that options granted pursuant to this Plan shall only be options which are not incentive stock options, as that term is defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Such options which may be granted under this Plan shall be referred to herein as non-qualified stock options.

3.  STOCK SUBJECT TO THE PLAN

    There will be reserved for issue upon the exercise of options granted under the Plan 6,000,000 shares of the Corporation's $.50 par value Common Stock, subject to adjustment as provided in Paragraph 8, which may be unissued shares, reacquired shares, or shares bought on the market. If any option which shall have been granted shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again become available for the purposes of the Plan (unless the Plan shall have been terminated).

4.  ADMINISTRATION

    (a) The Plan shall be administered by a committee of the Board of Directors of the Corporation (the "Committee") which shall be appointed by a majority of the whole Board. The Committee shall be constituted to permit the Plan to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") and any successor rule.

    (b) The Committee shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

        (i) To determine from time to time which of the eligible persons shall be granted options under the Plan; the time or times (during the term of the option) within which all or portions of each option may be exercised and the number of shares for which an option or options shall be granted to each of them. Notwithstanding the foregoing, no person may be granted more than 1,000,000 options during any one fiscal year of the Corporation.

        (ii) To construe and interpret the Plan and options granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise, may correct any defect, or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

       (iii) To prescribe the terms and provisions of each option granted (which need not be identical).

        (iv) To determine whether options granted shall be transferable without consideration to immediate family members or family trusts for the benefit of optionee's immediate family members. As used herein, "immediate family" means parents, spouses and children.

    (c) The Committee may not grant new options in exchange for the cancellation of stock options previously granted under the Plan or under any other stock option plan of the Corporation.

5.  ELIGIBILITY

    Options may be granted only to regular salaried employees of the Corporation and its subsidiaries who are executive officers of the Corporation. The term "subsidiary" corporation shall mean any corporation in which the Corporation controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of stock, and the term "executive officer" means any officer of the corporation subject to the reporting requirements of Section 16 of the Exchange Act. Directors of the Corporation who are not also officers shall not be eligible to be granted options under the Plan.

6.  TERMS OF OPTION AND OPTION AGREEMENTS

    Each option shall be evidenced by a written Stock Option Agreement which shall be in such form and contain such provisions as the Committee shall from time to time deem appropriate; provided, however, that the grant of an option pursuant to this Plan shall in no way be construed to be an alternative to the right of an optionee to purchase stock pursuant to any other stock option heretofore or hereafter granted to an optionee pursuant to any stock option plans now in existence or hereafter adopted by the Corporation. The terms of the option agreements need not be identical, but each option agreement shall include, by appropriate language, or be subject to, the substance of all of the applicable following provisions:

    (a) The purchase price under each option granted shall be as determined by the Committee but shall in no instance be less than 100% of fair market value on the date of grant. The fair market value on the date of grant shall be the opening price of the Common Stock on the New York Stock Exchange on such date (or if there shall be no trading on such date, then on the first previous date on which there is such trading).

    (b) The maximum term of any stock option shall be ten years and one day from the date it was granted.

    (c) Except as provided in Paragraph 10 hereof, an option may not be exercised to any extent, either by the person to whom it was granted or by the grantee's transferee, or by any person after the grantee's death, unless the person to whom the option was granted has remained in the continuous employ of the Corporation, or of a subsidiary, for not less than six months from the date when the option was granted. Otherwise, each option shall be exercisable as determined by the Committee.

    (d) The Corporation, during the terms of options granted under the Plan, at all times will keep available the number of shares of stock required to satisfy such options.

    (e) The Corporation will seek to obtain from each regulatory commission or agency having jurisdiction such authority as may be required to issue and sell shares of stock to satisfy such options. Inability of the Corporation to obtain from any such regulatory commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance and sale of its stock to satisfy such options shall relieve the Corporation from any liability for failure to issue and sell stock to satisfy such options pending the time when such authority is obtained or is obtainable.

    (f) Neither a person to whom an option is granted nor his or her transferee, legal representative, heir, legatee, or distributee, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until he or she has exercised his or her option pursuant to the terms thereof.

    (g) An option shall terminate and may not be exercised if the person to whom it is granted ceases to be continuously employed by the Corporation, or by a subsidiary of the Corporation, except (subject nevertheless to the last sentence of this subparagraph (g)): (1) if the grantee's continuous employment is terminated for any reason other than (i) retirement, (ii) permanent disability, or (iii) death, the grantee or the grantee's transferee may exercise the option to the extent that the grantee was entitled to exercise such option at the date of such termination at any time within a period of three (3) months following the date of such termination, or if the grantee shall die within the period of three (3) months following the date of such termination without having exercised such option, the option may be exercised within a period of one year following the grantee's death by the grantee's transferee or the person or persons to whom the grantee's rights under the option pass by will or by the laws of descent or distribution but only to the extent exercisable at the date of such termination;
(2) if the grantee's continuous employment is terminated by (i) retirement,
(ii) permanent disability, or (iii) death, the option may be exercised in accordance with its terms and conditions at any time within a period of five
(5) years following the date of such termination by the grantee or the grantee's transferee, or in the event of the grantee's death, by the persons to whom the grantee's rights under the option shall pass by will or by the laws of descent or distribution; (3) if the grantee's continuous employment is terminated and within a period of ninety (90) days thereafter the grantee is recalled to the active payroll, the Committee may reinstate any portion of the option previously granted but not exercised. Nothing contained in this subparagraph (g) is intended to extend the stated term of the option and in no event may an option be exercised by anyone after the expiration of its stated term.

    (h) Nothing in this Plan or in any option granted hereunder shall confer on any optionee any right to continue in the employ of the Corporation or any of its subsidiaries, or to interfere in any way with the right of the Corporation or any of its subsidiaries to terminate his or her employment at any time.

7.  TIME OF GRANTING OPTION

    The Committee shall determine the date on which options are granted under the Plan. All options granted must be approved at a meeting of the Committee by a majority of the members of the Committee.

8.  ADJUSTMENT IN NUMBER OF SHARES AND IN OPTION PRICE

    In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the number of shares available for option, as well as the shares subject to any option and the option price thereof, shall be appropriately adjusted by the Committee.

9.  PAYMENT OF PURCHASE PRICE AND WITHHOLDING TAXES

    (a) The purchase price for all shares purchased pursuant to options exercised must be either paid in full in cash, or paid in full, with the consent of the Committee, in Common Stock of the Corporation that has been held by the optionee for at least six (6) months valued at fair market value on the date of exercise or a combination of cash and Common Stock. Fair market value on the date of exercise for these purposes is the opening price of the Common Stock on the New York Stock Exchange on such date, or if there shall be no trading on such date, then on the first previous date on which there was such trading.

    (b) The Committee may permit the payment of all or part of the applicable required withholding taxes due upon exercise of an option by the withholding of shares otherwise issuable upon exercise of the option. Option shares withheld in payment of such taxes shall be valued at the fair market value of the Corporation's Common Stock on the date of exercise as defined in Section 9(a) hereinabove.

10.  CHANGE IN CONTROL

    In the event of a Change-of-Control (as defined in the attached
Exhibit A-1) of the Corporation, any options granted hereunder which are outstanding as of the date such change-of-control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

11.  AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

    (a) The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Board will seek stockholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission, the rules of any stock exchange on which the Corporation's stock is listed, or other applicable law or regulation.

    (b) The Plan shall continue in effect until all shares available for issuance under the Plan have been issued. An option may not be granted while the Plan is suspended or after it is terminated.

    (c) The rights and obligations under any options granted while the Plan is in effect shall not be altered or impaired by amendment, suspension or termination of the Plan, except with the consent of the person to whom the option was granted or the grantee's transferee or to whom rights under an option shall have passed by will or by the laws of descent and distribution.

12.  EFFECTIVE DATE

    The Plan shall become effective on June 22, 2000, subject to approval by the stockholders within twelve (12) months thereafter.

                                  EXHIBIT A-1

    A "change of control" means:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a change of control: (i)any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and
(iii) of subsection (c) below; or

    (b) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) the approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation) unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be,
(ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

                                 DETACH HERE


                                    PROXY

                     NATIONAL SEMICONDUCTOR CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           2000 ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 22, 2000

The undersigned acknowledges receipt of (a) Notice of 2000 Annual Meeting of the Stockholders of National Semiconductor Corporation (the "Company") to be held on September 22, 2000, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 28, 2000. The undersigned hereby appoints Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, Proxies of the undersigned to vote all stock of the Company and, if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side of this card to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders to be held in the Versailles Ballroom of the St. Regis Hotel, 2 East 55th Street, New York, New York on September 22, 2000 or any adjournment of the meeting, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment of the meeting.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON EACH ITEM AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET.  SEE INSTRUCTIONS ON REVERSE
SIDE.

|SEE REVERSE|     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     |SEE REVERSE|
|   SIDE    |                                                    |   SIDE    |

NATIONAL SEMICONDUCTOR CORP.
2900 SEMICONDUCTOR DRIVE
M/S C1-640
SANTA CLARA, CA 95051



-----------------                        ----------------
VOTE BY TELEPHONE                        VOTE BY INTERNET
-----------------                        ----------------

It's fast, convenient and immediate!     It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone     is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).
--------------------------------------   --------------------------------------
Follow these four easy steps:            Follow these four easy steps:

1.  Read the accompanying Proxy          1.  Read the accompanying Proxy
    Statement/Prospectus and Proxy           Statement/Prospectus and Proxy
    Card.                                    Card.

2.  Call the toll-free number            2.  Go to the Website
    1-877-PRX-VOTE (1-877-779-8683).         http://www.eproxyvote.com/nsm

3.  Enter your 14-digit Voter Control    3.  Enter your 14-digit Voter Control
    Number located on your Proxy Card        Number located on your Proxy Card
    above your name.                         above your name.

4.  Follow the recorded instructions.    4.  Follow the instructions provided.
--------------------------------------   --------------------------------------

YOUR VOTE IS IMPORTANT!                  YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!             Go to http://www.eproxyvote.com/nsm
                                         anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                 DETACH HERE

/X/ Please mark
    votes as in
    this example

1.  ELECTION OF DIRECTORS
    Nominees: (01) Brian L. Halla, (02) Gary P. Arnold, (03) Robert J. Frankenberg, (04) E. Floyd Kvamme, (05) Modesto A. Maidique, (06) Edward
    R. McCracken.

                         FOR          WITHHELD
                         /  /           / /

                                                          MARK HERE
                                                         FOR ADDRESS   / /
                                                         CHANGE AND
                                                         NOTE BELOW

___________________________________________________
Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.


2.  To approve an amendment to the Company's            FOR   AGAINST   ABSTAIN
    Certificate of Incorporation increasing the
    number of authorized shares of common stock         / /     / /       / /
    from 300,000,000 to 850,000,000.

3.  To approve the Executive Officer Stock Option       / /     / /       / /
    Plan.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH PROPOSAL.

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

For participants in the National Semiconductor Corporation Retirement and Savings Program: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of the Savings Plus 401(k) Plan will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

Signature:________________________________   Date: _________________

Signature:________________________________   Date: _________________